Exhibit 5.1

October 28, 2005

Carrols Corporation

968 James Street

Syracuse, New York 13203

Re:	Carrols Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Carrols Corporation, a Delaware corporation (the “Company”), and Cabana Bevco LLC, a Texas limited liability company (“Cabana Bevco”), Cabana Beverages, Inc., a Texas corporation (“Cabana Beverages”), Carrols J.G. Corp., a Delaware corporation (“Carrols JG”), Carrols Realty Holdings Corp., a Delaware corporation (“Carrols Realty”), Carrols Realty I Corp., a Delaware corporation (“Carrols Realty I”), Carrols Realty II Corp., a Delaware corporation (“Carrols Realty II”), Get Real, Inc., a Delaware corporation (“Get Real”), Pollo Franchise, Inc., a Florida corporation (“Pollo Franchise”), Pollo Operations, Inc., a Florida corporation (“Pollo Operations”), Quanta Advertising Corp., a New York corporation (“Quanta Advertising”), Taco Cabana, Inc., a Delaware corporation (“Taco Cabana”), TC Bevco LLC, a Texas limited liability company (“TC Bevco”), TC Lease Holdings III, V and VI, Inc., a Texas corporation (“TC Holdings”), T.C. Management, Inc., a Delaware corporation (“TC Management”), Texas Taco Cabana, L.P., a Texas limited partnership (“Texas Taco”) and TP Acquisition Corp., a Texas corporation (“TP Acquisition” and collectively with Cabana Bevco, Cabana Beverages, Carrols JG, Carrols Realty, Carrols Realty I, Carrols Realty II, Get Real, Pollo Franchise, Pollo Operations, Quanta Advertising, Taco Cabana, TC Bevco, TC Holdings, TC Management and Texas Taco, the “Guarantors”) in connection with the Company’s offer to exchange (the “Exchange Offer”) its $180,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2013 (the “Exchange Notes”) and the guarantees of the Guarantors with respect to the Exchange Notes (the “Guarantees”) for any and all outstanding $180,000,000 aggregate principal amount of the Company’s outstanding 9% Senior Subordinated Notes due 2013 (the “Outstanding Notes”) and the guarantees of the Guarantors with respect to the Outstanding Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined:

1.	The Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors pursuant to the Act with the Securities and Exchange Commission (the “Commission”) relating to the issuance of the Exchange Notes and the Guarantees; and

2.	The Indenture (the “Indenture”), dated as of December 15, 2004, among the Company, as issuer, the Guarantors, as guarantors, and the Bank of New York, as trustee (the “Trustee”).

Carrols Corporation
October 28, 2005

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, documents, instruments, records and certificates as we have deemed relevant and appropriate.

In rendering this opinion letter, as to questions of fact material to this opinion letter, we have relied, to the extent we have deemed such reliance appropriate, without investigation, upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company and the Guarantors.

In connection with this opinion letter, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures other than those on behalf of the Company and the Guarantors, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as facsimile, or as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company and the Guarantors, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have further assumed that the Indenture is a valid and legally binding obligation of the Trustee.

The opinions set forth below are subject to the following qualifications:

(i)	The effects of bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, moratorium and other similar laws (including judicially developed doctrines with respect to such laws) affecting the rights and remedies of creditors generally;

(ii)	The effects of general principles of equity, whether applied by a court of law or equity;

(iii)	We express no opinion as to the enforceability of any provisions restricting access to courts, waiver of the right to trial by jury or waiver of service of process;

(iv)	We express no opinion as to any provision relating to choice of law or forum selection to the extent that the enforceability of such provision is determined by any court other than a court located in the State of New York; and

(v)	Any limitations under federal securities and other applicable laws and considerations of public policy which relate to indemnification and contribution provisions.

Based upon and subject to the foregoing, it is our opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the consummation of the Exchange Offer (a) the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and (b) the Guarantees will constitute a valid and legally binding obligation of the Guarantors enforceable against the Guarantors in accordance with their terms.

Carrols Corporation
October 28, 2005

Our opinion expressed above is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. Also, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). Furthermore, we express no opinion herein as to whether the federal courts in New York County would accept jurisdiction in any proceeding arising out of the Exchange Offer. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

/s/ Wayne A. Wald
A Partner